SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM S-8

                         REGISTRATION STATEMENT UNDER

                           THE SECURITIES ACT OF 1933

                               BRL HOLDINGS, INC.
                               ------------------
             (Exact name of registrant as specified in its charter)

         Delaware                                 88-0218411
         --------                                 ----------
(State or other jurisdiction of          (I. R. S. Employment Number)
 incorporation or organization)

                              200 PERIMETER ROAD
                             MANCHESTER, NH 03130
                             --------------------
                   (Address of Principal Executive Offices)

                                (603) 641-8443
                                --------------
               (Issuer's Telephone Number, including Area Code)

                             CONSULTANT AGREEMENTS,
                STOCK OPTIONS PURSUANT TO ACQUISITION AGREEMENT,
                             AND LEGAL FEE AGREEMENT
         ------------------------------------------------------------
                           (Full title of the Plan)

                               R. BRUCE REEVES 200 PERIMETER ROAD
                             MANCHESTER, NH 03103
                             --------------------
                     (Name and Address of Agent for Service)

                                (603) 641-8443
                                --------------
         (Telephone number including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------
Title of Each                     Proposed     Proposed
Class of                          Maximum      Maximum           Amount of
Securities to    Amount to        Price per    Aggregate         Registration
be Registered    be Registered    Unit/Share   Offering Price    Fee (2)
-----------------------------------------------------------------------------
$0.01 par
value common
voting stock
pursuant to
Consultant
Agreements (1)    4,289,005             $.12      $514,681         $41.64


Common Stock
Underlying
Stock Options     5,047,000             $.001       $5,047         $ 0.41

Common Stock
for legal
services             86,852             $.20       $17,370         $ 1.41

Total             9,422,857                       $537,098         $43.46
-----------------------------------------------------------------------------

(1) Constitutes the aggregate number of shares to be granted to consultants pursuant to the form of Consultant Agreement included as Exhibit 4.1 to this Form S-8 for services that are not in connection with the offer or sale of securities in capital-raising transactions, and to not directly or indirectly promote or maintain a market for the registrant's securities. None of the consultants is believed presently to be an "affiliate" of the Registrant.

(2) Calculated according to Rule 230.457(h) of the Securities and Exchange Commission, based upon the issuance price of the shares of common stock to be issued pursuant to the Consultant Agreements.

                                   PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.
         -----------------

         The securities covered by this Registration Statement are described in Exhibits 4.1, 4.2 and 4.3 of this Registration Statement.

Item 2.  Registrant Information and Employee Plan Annual Information.
         ------------------------------------------------------------

         Not Applicable.

                                   PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
         ----------------------------------------

         We are subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance with the Exchange Act, we file reports with the Securities and Exchange Commission. The documents listed below are hereby incorporated by reference into this Registration Statement on Form S-8; and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered and offered hereby have been sold or which de-registers all securities remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement, and shall be a part hereof from the date of the filings of such documents.

         (a) Our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003, filed on October 15, 2003; and

         (b) All of our other reports filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act during the past twelve months, along with all other reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act since June 30, 2003, including, but not limited to our Current Report on Form 8-K reporting an event occurring October 17, 2003, which was filed October 17, 2002.

         (c) The holders of our $0.01 par value common stock have traditional rights as to voting, dividends and liquidation. All shares of common stock are entitled to one vote on all matters; there are no pre-emptive rights and cumulative voting is not allowed. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of our liquidation, the holders of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

Item 4.  Description of Securities.
         --------------------------

         Not applicable; however, see Item 3(c) above.

Item 5.  Interest of Named Experts and Counsel.
         --------------------------------------

         The validity of the authorization and issuance of the common stock being registered hereby will be passed upon by Patton Boggs LLP.

Item 6.  Indemnification of Directors and Officers.
         ------------------------------------------

         The Companies Certificate Of Incorporation provides that the Company shall, to the full extent permitted by Section 145 of Delaware Corporation Law as amended from time to time, indemnify all persons who it may indemnify pursuant thereto. Under the Delaware General Corporation Law, a corporation has the power to indemnify any person who is made a party to any civil, criminal, administrative or investigative proceeding, other than an action by or in the right of the corporation, by reason of the fact that such person was a director, officer, employee or agent of the corporation, against expenses, including reasonable attorneys' fees, judgments, fines and amounts paid in settlement of any such actions; provided, however, in any criminal proceeding, the indemnified person shall have had no reason to believe the conduct committed was unlawful.

Item 7.  Exemption from Registration Claimed.
         ------------------------------------

         Not applicable.

Item 8.  Exhibits.
         ---------

Exhibit
Number
------

4.1  Form of Consultant Agreement

4.2 Amended And Restated Acquisition Agreement By And Among BRL Holdings, Inc. and Element 21 Golf Company dated as of September 19, 2003 concerning the issuance of options is incorporated by reference from Exhibit 99.1 of the Registrant's Current Report on Form 8-K/A dated October 2, 2002 filed with the SEC on November 6, 2002.

4.3 Letter of confirmation dated October 20, 2003 containing agreement between Leonard Burningham and the Registrant.

5 Opinion and Consent of Patton Boggs LLP concerning the legality of the securities registered.

23.1 Consent of Patton Boggs LLP (included in Exhibit 5 above).

23.2 Consent of Stephen A. Diamond, Chartered Accountant


Item 9.  Undertakings.
         -------------

     We hereby undertake:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) To include any additional or changed material
                    information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, only to the extent required by the general rules and regulations of the Securities and Exchange Commission.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) That for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, executive officers and controlling persons of the Registrant as outlined above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, executive officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Exchange
Act of 1934, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, on the date set forth below.

                                          BRL Holdings, Inc.
Date: October 20, 2003                    By: Nataliya Hearn, Ph.D.

                                               /s/ Nataliya Hearn
                                          -------------------------
                                          Nataliya Hearn, President

         Pursuant to the requirements of the Securities Act, the following persons on behalf of the Registrant and in the capacities and on the dates indicated have signed this registration statement below.


Date: October 20, 2003            By:      /s/ Nataliya Hearn
                                      -------------------------------
                                            Nataliya Hearn, President
                                            and Director


Date: October 20, 2003            By:      /s/ Gerald Enloe
                                      -------------------------------
                                            Gerald Enloe, Director


Date: October 20, 2003            By:      /s/ Jim Morin
                                      -------------------------------
                                            Jim Morin, Treasurer
                                            and Director

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    EXHIBITS

                                       TO

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               BRL HOLDINGS, INC.

                                  EXHIBIT INDEX

Exhibit
Number
------

4.2  Form of Consultant Agreement

4.2 Amended And Restated Acquisition Agreement By And Among BRL Holdings, Inc. And Element 21 Golf Company dated as of September 19, 2002 concerning the issuance of options is incorporated by reference from Exhibit 99.1 of the Registrant's Current Report on Form 8-K/A dated October 2, 2002 filed with the SEC on November 6, 2002.

4.3 Letter of confirmation dated October 20, 2003 containing agreement between Leonard Burningham and the Registrant.

5 Opinion and Consent of Patton Boggs LLP concerning the legality of the securities registered.

23.1 Consent of Patton Boggs LLP (included in Exhibit 5 above).

23.2 Consent of Stephen A. Diamond, Chartered Accountant

                                                                     Exhibit 5.1

                                Patton Boggs LLP
                               1660 Lincoln Street
                                   Suite 1900
                             Denver, Colorado 80264

                                 (303) 830-1776

                                October 15, 2003

BRL Holdings, Inc.
200 Perimeter Road
Manchester, NH 03103

Ladies and Gentlemen:

         We have acted as counsel for BRL Holdings, Inc., a Delaware corporation (the "Company"), in connection with preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, concerning registration of the issuance of up to 9,509,709 shares (the "Shares") of the Company's $.01 par value common stock (the "Common Stock") pursuant to the Company's Consultant Agreements (the "Consultant Agreements"), options (the "Options") to purchase common stock as provided in the Amended And Restated Acquisition Agreement by and among the Company and Element 21 Golf Company dated as of September 19, 2003, and the agreement (the "Fee Agreement") between the Company and Leonard Burningham.

         We have examined the Certificate Of Incorporation and the Bylaws of the Company and the record of the Company's corporate proceedings concerning the registration described above. In addition, we have examined such other certificates, agreements, documents and papers, and we have made such other inquiries and investigations of law as we have deemed appropriate and necessary in order to express the opinion set forth in this letter. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents. In addition, as to certain matters we have relied upon certificates and advice from various state authorities and public officials, and we have assumed the accuracy of the material and the factual matters contained herein.

         Subject to the foregoing and on the basis of the aforementioned examinations and investigations, it is our opinion that the shares of Common Stock being registered pursuant to the Registration Statement, when issued in accordance with the Agreements, the Options and the Fee Agreement as described in the Registration Statement, will have been legally issued, and will constitute fully paid and non-assessable shares of the Company's Common Stock.

         We hereby consent (a) to be named in the Registration Statement and in the prospectus that constitutes a part of the Registration Statement as acting as counsel in connection with the offering, including with respect to the issuance of securities offered in the offering; and (b) to the filing of this opinion as an exhibit to the Registration Statement.

         This opinion is to be used solely for the purpose of the registration of the Common Stock and may not be used for any other purpose.

                                                     Very truly yours,

                                                     /s/ PATTON BOGGS LLP
                                                     --------------------

                                                     PATTON BOGGS LLP

                                                                    Exhibit 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in BRL Holdings, Inc. Form S-8 dated October 20, 2003 of our audit report dated October 14, 2003 on the financial statements of BRL Holdings, Inc. as of and for the year ended June 30, 2003, which is included in BRL Holdings, Inc.'s Annual Report on Form 10-KSB for the year ended June 30, 2002.



/s/ Stephen A. Diamond
----------------------
Stephen A. Diamond
1200 Sheppard Ave. E. Suite 203
North York, Ontario
Canada M2K 2S5
October 20, 2003

                                                                     Exhibit 4.1

                              CONSULTANT AGREEMENT

         This Consultant Agreement ("Agreement") is made by BRL Holdings, Inc., d/b/a Element 21 ("Element 21") having a place of business at 200 Perimeter Road, Manchester, N.H. 03103, its successors and subsidiaries worldwide, and ______________________________ ("Consultant") with his/her principal office at
________________________________ ______________________________, and effective this _____ day of ______________, 20___ ("Effective Date") for the purpose of setting forth the exclusive terms and conditions by which Element 21 acquires Consultant's services on a temporary basis.

         In consideration of the mutual obligations specified in this Agreement, and any compensation paid to Consultant for their services, the parties agree to the following:

1.       Work To Be Performed By Consultant

         (a) Initially this Agreement shall expire on________________, but may be extended month by month on written agreement of the parties.

         (b) Consultant is hereby engaged by Element 21 to perform the work defined in the Work Statement in Appendix A. (Include work milestones, dates, fixed payments and any other pertinent information - if any.)

         (c) Element 21, at its sole discretion, may change the Work Statement at any time by giving written notice to Consultant. Immediately upon receipt of written notice from Element 21 narrowing the Work Statement, the Work Statement is deemed to be amended accordingly, and Consultant will cease any work on the portion of the Work Statement that is deleted.

         (d) Element 21 may request that the Work Statement be broadened and Consultant will negotiate in good faith with Element 21 to amend the Work Statement to include the broadened work.

         (e) Element 21 may request that the Work Statement be otherwise amended without narrowing or broadening the Work Statement and Consultant will negotiate in good faith with Element 21 to amend the Work Statement. Examples are changes in milestones and fixed payments.

         (f) This Consultant Agreement with Consultant is personal and any work to be performed under it cannot be assigned to other s without the written approval of Element 21.

2. Compensation: Consultant hereby agrees to accept, as consideration for services rendered to the Company ______________ shares of the Company's Common Stock issued. Consultant acknowledges that the aforementioned Shares are in full payment for services rendered and Consultant further acknowledges that the stock has a value of ___ per share at this time.

3.       Non-Disclosure And Trade Secrets

         (a) During the term of this Agreement and in the course of Consultant's performance hereunder, Consultant will receive and otherwise be exposed to highly confidential information belonging to Element 21, its customers, suppliers and others. Such confidential information includes, but is not limited to, Element 21's marketing and customer support strategies, Element 21's financial information including sales, costs, profits, and pricing methods, Element 21's internal organization, employee lists and customer lists, Element 21's technology including discoveries, inventions, research and development efforts, manufacturing processes, hardware/software design and maintenance tools, and hardware/software product know-how and show-how, and all derivatives, improvements, and enhancements to any of the above which are created or developed by Consultant under this Agreement (collectively referred to as "Information").

         (b) Such Information may or may not contain legends or other written notice that is of a confidential nature. Such Information shall not be considered confidential if it: (a) was in the public domain or becomes part of the public domain, by publication or otherwise, except by an unauthorized act of Consultant or someone else.

         (c) Consultant acknowledges the highly confidential character of the Information, and agrees that the Information is the sole, exclusive and extremely valuable property of Element 21 or third parties, and wrongful disclosure to others will cause irreparable harm to Element 21 or the third party owners. Consultant agrees not to reproduce any of the Information except as is necessary in the performance of work contemplated under this Agreement, and not to divulge all or any part of the Information in any form to any third party, either during or after expiration or termination of this Agreement.

         (d) Element 21 shall exercise reasonable care either to prominently and legibly mark all corporeal forms of Information supplied to Consultant with the legend "Confidential" or equivalent, or, if the Information is originally provided to Consultant without a "Confidential" legend, it shall be considered Confidential under this Agreement if such information is identified to Consultant as being Confidential within ten (10) business days of its original disclosure.

         (e) Upon expiration or termination of this Agreement for any reason, Consultant agrees to cease using and to return to Element 21 all whole and partial copies and derivatives of Element 21's Information, whether in Consultant's possession or under Consultant's direct or indirect control, including any computer access nodes and/or codes.

         (f) Consultant shall not disclose or otherwise make available to Element 21 in any manner any confidential and proprietary information received by Consultant from third parties.

         (g) This Section 3 shall survive the termination of this Agreement for any reason.

4.       Ownership Of Work Product

         (a) Consultant agrees that any and all work product, ideas, improvements, inventions, copyrights, trademarks and trade secrets ("work product") conceived, created or first reduced to practice in the performance of work under this Agreement for Element 21 are a "work for hire" and Element 21 shall be vested with all rights, title, and interests including patents, copyrights, trade secrets and trademark rights in Consultant's work product. Consultant agrees that they shall execute all papers including, but not limited to, patent and copyright applications, patent and copyright assignments, and shall otherwise assist Element 21, at Element21's expense, and as reasonably necessary to perfect all Element 21's rights, title and other interests in Consultant's work product.

         (b) This section 4 shall survive the expiration or termination of this Agreement for any reason.

5.       Indemnification / Release

         (a) Consultant agrees to take all reasonable precautions to prevent injury to any persons (including employees of Element 21) or damage to Element 21's property while at Element 21's work site. Consultant shall indemnify and hold Element 21 and its officers, agents, directors, and employees harmless against all claims, losses, expenses (including reasonable attorney's fees), and injuries to person or property (including death) resulting in any way, from any negligence on the part of Consultant in the performance or failure to perform the Scope of Work under this Agreement, excepting only those losses which are due solely and directly to Element 21's negligence.

         (b) Consultant warrants that he/she has good and marketable title to all work products made, created, conceived, written, invented, or provided by Consultant to Element 21 while fulfilling the requirements of the Work Statement of this Agreement. Consultant further warrants that work product created for Element 21 shall be free and clear of all liens, claims, encumbrances, or demands of third parties, including any claims by any such third parties of any right, title, or interest in or to the work product arising out of any trade secret, copyright, or patent. Consultant shall indemnify, defend, and hold harmless Element 21 and its customers from any all liability, loss, costs, damage, judgment, or expense (including reasonable attorney's fees) resulting from or arising in any way out of any such claims by any third parties, and/or which are based upon, or are the result of any breach of the warranties contained in this section (b). In the event of a breach of warranty, Consultant shall, at no additional cost to Element 21, replace or modify the work product with a functionally equivalent and conforming work product, obtain for Element 21 the right to continue using the work product and in all other respects use its best efforts to remedy the breach. Consultant shall have no liability under this section for any work product created in accordance with detailed and specific design instructions created by ATS.

         (c) Should Element 21 permit Consultant to use any of Element 21's equipment, tools, or facilities during the term of this Agreement, such permission will be gratuitous and Consultant shall indemnify and hold harmless Element 21 and its officers, directors, agents, and employees, from and against any claim, loss, expense, or judgment for injury to person or property (including death) arising out of the negligent use of any such equipment, tools, or facilities.

6.       Termination

         (a) Either Element 21 or Consultant may terminate this Agreement in the event of a material breach of the Agreement that is not cured within ten (10) business days after written notice to the breaching party of such breach. Material breaches include, but are not limited to, the filing of bankruptcy papers or other similar arrangements due to insolvency, the assignment of Consultant's obligations to perform to third parties, or acceptance of employment or consulting arrangements with third parties that are or may be detrimental to Element 21's business interests.

         (b) Element 21 may terminate the Agreement for convenience upon written notice to Consultant. In such event, Consultant shall cease work immediately after receiving such written notice from Element 21 unless otherwise advised by Element 21, and shall notify Element 21 of costs incurred up to the termination date. Element 21 shall reimburse Consultant for all costs incurred until notice of termination.

7.       Independent Contractor

         (a) Consultant is an Independent Contractor, is not an agent or employee of Element 21, and is not authorized to act on behalf of Element 21.

         (b) If Consultant is to autonomously perform work under this Agreement, Element 21 is entitled to provide Consultant with general guidance to assist Consultant in completing the scope of work to Element 21's satisfaction, nevertheless Consultant is ultimately responsible for directing and controlling the performance of the tasks comprising the scope of work, in accordance with the terms and conditions of this Agreement.

8.       Lock up Leak-out Provisions

         (a) Anytime compensation in the form of shares in the Company are issued under this Agreement, such shares shall be issued subject to reselling requirements set out and overseen by the Company's Leak-out Committee. Consultant acknowledges and agrees to accept and comply with such restrictions.

9.       General

         (a) Except for a reduction in Work Statement as defined in Section I, this Agreement may not be changed unless mutually agreed upon in writing by both parties. In the event any provision of this Agreement is found to be legally unenforceable, such provision will be changed to make it legally enforceable, and such unenforceability shall not prevent enforcement of any other provision of the Agreement.

         (b) Notwithstanding any other provisions of this Agreement, Consultant agrees not to export, directly or indirectly, any United States source technical data acquired from Element 21 or any products utilizing such data to any countries outside the United States which export may be in violation of the United States Export Laws or Regulations. Nothing in this section releases Consultant from any obligation stated elsewhere in this Agreement not to disclose such data.

         (c) If Contractor breaches any of its covenants expressed in this Agreement, he/she agrees that such a breach may cause irreparable harm to Element 21, and Element 21 shall have the right to seek equitable relief to enjoin further breach.

         (d) This Agreement shall be governed by the Laws of the State of New Hampshire, without resort to its rules regarding conflict of laws. In the event that any dispute arises respecting this Agreement, the parties stipulate in advance that the courts in New Hampshire shall be the proper venue for the resolution of such dispute.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

BRL Holdings, Inc. (d/b/a Element 21)                         Consultant


---------------------------                 --------------------------
Signed, Duly Authorized                     Signed

---------------------------                 --------------------------
Printed Name                                Printed Name

---------------------------                 --------------------------
Position/Title                              Position/Title


---------------------------                 --------------------------
Date                                        Date

                                            --------------------------
                                            SSN / Fed. Tax No.